UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 13, 2005

AFFINITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22852	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer Identification No.)

2575 Vista Del Mar Drive Ventura, CA 93001		(805) 667-4100
(Address of executive offices)		(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 13, 2005, Affinity Group, Inc. amended its Amended and Restated Credit Agreement dated as of June 24, 2003 and terminated the Senior Secured Floating Rate Note Purchase Agreement dated as of June 24, 2003.  All term loans under the Senior Secured Floating Rate Note Purchase Agreement were converted into term loans under the Credit Agreement.  In addition, the interest rates on the term loans have been reduced by 0.50% and the amendment provides for a further reduction of 0.25% at any time when the consolidated total leverage ratio, as defined, for any period is less than 4.25 to 1.  The amendment reduces the applicable interest margin from 3.00% to 2.50% and 2.00% to 1.50% for the LIBOR and Prime Rate loans, respectively.  Further, the current applicable margin on the revolving credit facility has been reduced from 3.50% to 2.75% and 2.50% to 1.75% for the LIBOR and Prime Rate loans, respectively.  As of November 13, 2005, there was $111.5 million outstanding under the senior secured notes.  Assuming that such borrowings remain constant for a full year, interest savings from the reduction in the interest rates will be approximately $0.6 million.  Of course, the principal amounts outstanding under the senior secured notes amortize at the rate of $350,000 per quarter and are subject to an annual prepayment based on a defined excess cash flow calculation.

Section 9 – Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

a. Financial Statements:  N/A

b. Pro forma financial statements:  N/A

c. Exhibits

Exhibit (1) Fifth amendment to Credit Agreement dated November 13, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: November 13, 2005	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President and Chief Financial Officer